Exhibit 99.1

Lord Global Corporation, soon to be 27 Health Holdings Corp, joins with KeyOptions to market Virolens®, a 20-second COVID-19 testing product, in territories outside of North America and Europe.

This is the first AI driven mobile laboratory that can, in its first iteration, diagnose with 99.8% accuracy the presence of the live COVID-19 virus in saliva samples.

Upon the various governmental regulatory body approvals, which is expected in the near term, the market for this product will be very significant.

KeyOptions has secured the rights to bring the Virolens® testing units to Australia, Latin America, South East Asia, Turkey and a number of other geographies in conjunction with other partners. (Link to KeyOptions press release)

The highly scalable Virolens® COVID-19 screening device is based on nano-cellular microscope using holographic imaging and artificial intelligence (AI) software technology. It utilizes a non-intrusive saliva swab test to detect the presence of the COVID-19 virus within 20 seconds. The Virolens® system has a 99.8% sensitivity and 96.7% specificity, based on the results of an internal in-vitro validation study, designed by the University of Bristol, demonstrating an exciting proof of concept.

A user simply opens the cartridge lid, swabs their tongue, closes the cartridge and inserts it into the machine. Within seconds the presence or absence of Covid-19 is revealed via a red or green light, depending on the result. (link to video)

Following the first round of field testing carried out by iAbra in partnership with London Heathrow Airport (link to iAbra press release), initial trial orders have now been secured with launch customers worldwide, including the London Heathrow Airport (Link to Video). Virolens® is embarking on clinical trials which would be necessary for it to be certified for medical use.

KeyOptions and their partners believe that there will be a need for a worldwide network built utilizing these machines and to be rolled out as soon as possible. This quick, low cost, easy and repeatable COVID-19 test, will allow hundreds of tests per screening device each day, so, during the current pandemic, we believe that this screening device will play a pivotal role in getting the world moving again, with broad end-uses such as in sporting arenas, offices, events, airlines and airports, where a large throughput and quick result is required. It allows people to get on with their everyday life in the knowledge they are in a safe environment.

●	KeyOptions has the master distribution rights to the following regions: Latin and South America, Southeast Asia, Australia, New Zealand and other Oceania countries. 27Health Inc. and KeyOptions believe that the markets in these countries will be in the billions of dollars. The Companies will be targeting country governments, airports, cruise lines, airlines, universities and all forms of tourist industries. In the long run these machines can be repurposed as a mobile diagnostic laboratory that has the potential to rival the present blood testing industry. Currently, the Virolens® system is only trained to look and recognise COVID-19 but will be extended to other diseases, including the common cold and influenza.

27Health Inc. has signed an administrative and financing agreement with KeyOptions. The terms of this administrative and financing agreement call for 27Health Inc. to receive a significant amount of KeyOption’s Virolens revenues and a portion of the amount of the operating margin, which is significant to 27Health Inc. For this, Lord Global Corporation is issuing a convertible preferred that converts into a vested 1.5 million shares of common stock after six months, with an additional 1.5 million shares that would vest after one year, based upon certain milestones, with a 4.99% blocker.

Joseph Frontiere, CEO of Lord Global Corporation and 27Health Inc. said, “I am humbled to be able to work with KeyOptions and their partners in potentially ameliorating the pandemic and the subsequent economic crisis facing the world.

A 20 second saliva based test, utilizing artificial intelligence, that identifies this virus, will enable children to go back to school on a fulltime basis, people to attend sporting venues of their choice and the economy to rebound significantly. This product is part of 27Health’s mission to identify products and companies that will benefit from the structural changes that the pandemic has caused. An artificially intelligent, mobile laboratory that will identify this pandemic and future pandemic diseases is a game changing product. The economic opportunity afforded to our Company is limitless.”

KeyOptions CEO, Rick Wylie said, “We are proud to partner with 27Health Inc. to bring the Virolens technology to most of the world outside of North America and Europe. KeyOptions believes that this is the first step in having a structural armament to help prevent another worldwide economic shutdown due to this pandemic and future pandemics. 27Health Inc.’s focus on healthcare products that will alleviate pandemic suffering is what caught our attention. We are also excited to help 27Health Inc. distribute their various other products.”

About Lord Global Corporation. soon to be 27Health Holdings Corporation.

Lord Global Corporation intends to focus on the business development of its 27Health Inc. subsidiary. 27Health Inc. is dedicated to financing and marketing innovative, healthcare related products that are and will benefit from the permanent changes caused by the recent pandemic. It is our feeling that this crisis has accelerated the market share of direct to consumer healthcare products and services. Prior to the crisis, the direct to consumer cloud-based market was among the fastest growing, subsequent to this crisis, we believe that 10 years’ worth of market share has been condensed into several months. Hence, we have signed collaboration and distribution agreements with several companies. We believe that focusing on independent contractors and GIG-economy workers for all these products and services will help us in cross-selling each of these products and services to the same database. The Independent contractor and GIG-economy worker has been and is the fastest growing component of the U.S. labor supply and is estimated to be at least 60 million people. We are also laser focusing on a significant subset of this group, the Black business community through our minority owned subsidiary J.A. Lafayette. The pandemic is teaching individuals forced to work from their home to become adept at telecommuting. We believe coming out of this crisis, a large number of these individuals will prefer to work from their phones and computers and from any location as opposed to a fixed office. This will hyper-accelerate the already significant growth of this component of the U.S. labor supply. We believe that marketing health related products and services to this market will make us one of the fastest growing healthcare marketing companies.

Safe Harbor Statement

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For example, statements about future revenues and the Company’s ability to fund its operations and contractual obligations are forward looking and subject to risks. Several important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the inability to raise capital to support the Company through its growth stage, the Company’s inability to generate projected sales and trade relations between the United States. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

27Health, Inc. PR Contact Information

Sean Carter

info@27health.net